The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 14, 2007	Crystal B. Leiderman Director, Investor Relations (800) 847-5322 Jim Drewitz, Investor Relations (830) 669-2466

THE ALLIED DEFENSE GROUP ANNOUNCES SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

Conference Call Scheduled For 10:00AM EDT, Tuesday, August 14, 2007

VIENNA, Virginia, August 14, 2007 – The Allied Defense Group, Inc. (AMEX: ADG) today announced second quarter and six months financial results for the period ending June 30, 2007 (Dollars in thousands, except per share amounts.)

Second Quarter Revenue – For the three months ended June 30, 2007, Allied had revenue of $14,912, which was 50% below the revenue reported during the same period of 2006.

For the three months ended June 30, 2007, Ammunition & Weapons Effects (“AWE”) Segment recorded revenue of $2,682, representing a decrease of $15,721 (85%) compared to the year-ago period due to lower revenue at MECAR S.A. The decrease resulted from a lower volume of MECAR S.A. contracts in process due to a continued delay in the receipt of new orders from its largest customer. A contract from this customer with deliveries expected during 2007 and 2008 and a value exceeding $90 million was received in July 2007. Revenues for the three months ended June 30, 2007 included $1,347 of revenues from MECAR S.A. and $1,335 of revenues from the Marshall, TX operation, as compared to $17,776 in revenues for MECAR S.A. and $627 in revenues for the Marshall, TX operation in the prior period. Revenue for the Electronic Security (“ES”) Segment increased $573 (5%) from prior year levels. ES Revenue for the three months ended June 30, 2007 included $8,816 of revenue at VSK, $2,391 of revenues at GMS and $1,023 of revenue at NSM as compared to $7,652 of revenue at VSK, $1,945 of revenue at GMS and $2,060 of revenue at NSM in the prior period.

Six Months Revenue - For the six months ended June 30, 2007, Allied had revenue of $34,505, which was 47% less than its revenue in the same period of 2006.

Ammunition & Weapons Effects (“AWE”) Segment revenue for the six months ended June 30, 2007 decreased $31,725 (76%) from the prior period due to lower revenue at MECAR S.A. Revenue for the six months ended June 30, 2007 included $6,445 of revenue from MECAR S.A. and $3,717 of revenue from the Marshall, TX operation, as compared to $40,896 in revenue for MECAR S.A. and $991 in revenue for the Marshall, TX operation in the prior period. The decrease resulted from a lower volume of MECAR S.A. contracts in process due to a continuing delay in the receipt of new orders from its largest customer, which was not received until July 2007. Revenue for the Electronic Security (“ES”) Segment increased $1,465 (6%) from prior year levels. Revenue for the six months ended June 30, 2007 included $16,694 of revenue at VSK, $3,874 of revenue at GMS and $3,775 of revenue at NSM as compared to $14,342 of revenue at VSK, $4,227 revenue at GMS and $4,309 of revenues at NSM in the prior period.

Net Loss. The Company incurred a net loss of $24,155 for the three months ended June 30, 2007 compared to a net loss of $5,033 during the same period in 2006. The wider loss was primarily driven by lower volume of MECAR S.A. sales contracts in process due to the continued delay in receipt of new orders from its long-standing customer as well as significant charges related to the Company’s June 2007 refinancing transaction. In addition, the loss included $7,785 of non-cash charges related to the Company’s financing transactions as follows: the Company recorded a net loss from the change in the fair value of the convertible notes and warrants of $4,392; a write-down of outstanding unamortized debt issue costs of $1,749 related to the Company’s 2006 debt financing transaction; and the immediate recognition of the costs incurred from the restructured debt of $1,644. This 2007 $7,785 loss is in contrast to a gain of $447 recorded from the fair value of convertible notes and warrants in the same period in the prior year.

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The Company incurred a $42,009 net loss for the six months ended June 30, 2007 compared with $8,744 loss during the year-ago period. The increase in the year-over-year loss was due primarily to a substantially lower level of revenues at MECAR S.A. and costs incurred by the Company in conjunction with its refinancing and restructuring efforts.

Earnings Per Share – Diluted loss per share for the three months and six months ended June 30, 2007 were $3.68 and $6.46 respectively as compared to $0.83 and $1.45 for the same periods in 2006.

Backlog – The Company reported a backlog of $59,008 as of June 30, 2007, representing a 2 % increase over the June 30, 2006 backlog of $57,903. The June 30, 2007 and 2006 amounts include unfunded portions of approximately $6,297 and $6,858, respectively, from an ID/IQ federal contract within the ES segment. On July 11, 2007, the Company’s subsidiary MECAR S.A. announced it has successfully negotiated several new orders with various clients in Europe, North America and other export markets, with a total expected value exceeding $170 million over a three year period. Of the $170 million, the segment has already received firm contracts totaling more than $90 million with delivery scheduled during 2007 and 2008.

OPERATING EXPENSES – Operating expenses (SG&A and R&D expenses) for the three and six months ended June 30, 2007 were $ 1,388(13%) and $ 1,913(9%) higher compared to the corresponding periods in 2006. The increase in operating expenses is attributable to increased professional fees at the corporate level associated with the Company’s restructuring activities offset by lower expenses at both the AWE and ES Segments. During the three months ended June 30, 2007 operating expense reductions totaled $639 (20%) within the AWE segment and $ 258 (5%) within the ES segment.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended June 30,			Six Months Ended June 30,
	2007		2006	2007	2006
Revenue		$14,912	$30,060	$34,505	$64,765

Cost of Sales		15,733	24,072	32,769	50,503

Operating Expenses		12,038	10,632	22,678	20,754

Operating Loss		$(12,859)	$(4,644)	$(20,942)	$(6,492)

	$
Other Income/(Expense)		(9,757)	$(176)	$(15,623)	$(1,456)

Net Loss		$(24,155)	$(5,033)	$(42,009)	$(8,744)

Weighted Shares

Basic		6,559,295	6,037,280	6,510,211	6,029,251

Fully Diluted		6,559,295	6,037,280	6,510,211	6,029,251

Loss Per Share

Basic & Fully Diluted		$(3.68)	$(0.83)	$(6.46)	$(1.45)

Balance Sheet — Certain balance sheet data is listed below:

Balance Sheet Data	As of June 30, 2007	As of December 31, 2006 (a)
Current Assets	$75,863	$107,270
Total Assets	$133,228	$168,045
Current Liabilities	$71,885	$106,223
Working Capital	$3,978	$1,047
Total Liabilities	$108,873	$112,698
Stockholders’ Equity	$24,355	$55,347

Major General (Ret.) John Marcello, President and Chief Executive Officer of The Allied Defense Group said, “As anticipated, this was another challenging and difficult quarter. The losses at MECAR S.A. weighed down Allied’s performance in the front half of this year as we awaited a very large contract from a key customer. This contract was secured in early July, and we expect to deliver on the contract in the coming quarters thereby bringing MECAR S.A. back to a period of healthy profits.”

“During two years of very difficult challenges, the Allied Defense Group restructured and recapitalized, and is emerging re-energized with a sizeable backlog.

“We improved our financial team; broadened our Board; completed a multi-year restatement; implemented improved internal controls; negotiated definitive agreements with investors to recapitalize the Company and resolved all outstanding disputes; improved internal operational processes in subsidiaries to perform more profitably in the future; divested a chronically unprofitable subsidiary; received substantial new contracts and orders and identified significant new markets.”

“Given the improvements we have made, the step increase in our backlog and normal delivery times, I expect that we should return to a sustained period of profitability in 2008.”

“We have also hired Houlihan Lokey Howard and Zukin as our investment banker to help us determine how to most effectively maximize value for all our shareholders. The Company continues to work with its various advisors to improve the Company both operationally and financially.”

Conference Call:
The Company will be hosting a conference call on Tuesday, August 14, 2007 at 10:00 a.m. EDT. To access the call, please dial (800) 936-9754 within the United States and (973) 935-2048 outside the United States.

A replay of the call will be available from Tuesday, August 14, 2007 at 2:00 p.m., EDT, through Tuesday, August 21, 2007. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 9116809.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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